Exhibit 1

MMA CAPITAL MANAGEMENT, LLC

and

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

as Rights Agent,

Tax Benefit Rights Agreement

Dated as of May 5, 2015

i

ii

TAX BENEFIT RIGHTS AGREEMENT

THIS TAX BENEFIT RIGHTS AGREEMENT (this “Agreement”) dated as of May 5, 2015, by and between MMA Capital Management, LLC, a Delaware limited liability company (the “Company”), and Broadridge Corporate Issuer Solutions, Inc. (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, the Company has generated net operating losses for United States federal income tax purposes (“NOLs”) and certain other tax benefits, such NOLs and certain other tax benefits may potentially provide valuable tax benefits to the Company, the Company desires to avoid an “ownership change” within the meaning of Section 382 (as defined below) and thereby preserve the ability to utilize fully such NOLs and certain other tax benefits; and

WHEREAS, on May 5, 2015 (the “Rights Dividend Declaration Date”), the board of directors of the Company (the “Board of Directors”) authorized and declared a dividend distribution of one Right (as hereinafter defined) for each share of Common Stock (as hereinafter defined) outstanding at the Close of Business (as hereinafter defined) on May 15, 2015 (the “Record Date”), each Right initially representing the right to purchase one share of Common Stock of the Company, upon the terms and subject to the conditions hereinafter set forth (the “Rights”), and has further authorized the issuance of one Right (as such number may hereinafter be adjusted pursuant to the provisions of Section 11(p)) for each share of Common Stock that shall become outstanding between the Record Date (whether originally issued or delivered from the Company’s treasury) and the earlier of the Distribution Date and the Expiration Date (as such terms are hereinafter defined) or, in certain circumstances provided in Section 22, after the Distribution Date;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, is or becomes the Beneficial Owner of 4.9% or more of the shares of Common Stock (which shall include any other interest that would be treated as “stock” of the Company for purposes of Section 382) then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Grandfathered Person, or (vi) any Exempted Person; with respect to clauses (v) and (vi), unless and until such time as such Person (together with all Affiliates and Associates of such Person) acquires the Beneficial Ownership of any additional Common Stock. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 4.9% or more of the shares of Common Stock then outstanding; provided , however , that if a Person, other than those Persons excepted in clauses (i), (ii), (iii), (iv), (v) or (vi) of the preceding sentence shall become the Beneficial Owner of 4.9% or more of the shares of Common Stock then outstanding by reason of purchases of Common Stock by the Company and shall, other than by reason of such purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person”. In addition, the Board of Directors may, in its sole discretion, determine that any Exempted Person shall no longer be deemed to be an “Exempted Person” for any purposes of this Agreement at which time such Person shall be deemed to be an Acquiring Person. Notwithstanding the foregoing, if the Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person”(as defined pursuant to the foregoing provisions of this paragraph) has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person”(as defined pursuant to the foregoing provisions of this paragraph), then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.

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“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement and shall also include, with respect to any Person, any other Person whose Common Stock (or other interest that would be treated as “stock” of the Company for purposes of Section 382) would be deemed constructively owned by such first Person for purposes of Section 382, would be deemed owned by a single “entity” as defined in Treasury Regulation § 1.382-3(a)(1) in which both such Persons are included, or otherwise would be deemed aggregated with Common Stock owned by such first Person pursuant to the provisions of Section 382 and the Treasury Regulations thereunder.

“Agreement” has the meaning set forth in the preamble.

A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own,” any securities that such Person directly owns, that such Person is deemed to constructively own under Section 382 and the Treasury Regulations thereunder (including pursuant to the “option” rules of Treasury Regulation Section 1.382-4), that such Person would be deemed to own together with any other Persons as a single “entity” under Treasury Regulation Section 1.382-3(a)(l), or that otherwise would be aggregated with securities owned by such Person pursuant to Section 382 and the Treasury Regulations thereunder; provided , however , that (x) nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition and (y) no officer or director of the Company shall be deemed to beneficially own any securities of any other Person solely by virtue of any actions that such officer or director takes in such capacity.

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“Board of Directors” shall have the meaning set forth in the recitals of this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Maryland are authorized or obligated by law or executive order to close.

“Close of Business” on any given date shall mean 5:00 p.m., Baltimore, Maryland time, on such date, provided , however , that if such date is not a Business Day it shall mean 5:00 p.m., Baltimore, Maryland time, on the next succeeding Business Day.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Common Stock” shall mean the common stock, no par value per share, of the Company or any capital stock or other equity interest into which such common stock may be reclassified or exchanged.

“Company” has the meaning set forth in the preamble to this Agreement.

“Current Market Price” shall have the meaning set forth in Section 11(d).

“Distribution Date” shall have the meaning set forth in Section 3(a).

“Equivalent Stock” shall have the meaning set forth in Section 11(b).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Ratio” shall have the meaning set forth in Section 24(a).

“Exempted Person” shall mean any Person who or which would otherwise be an Acquiring Person but whose Beneficial Ownership (together with all Affiliates and Associates of such Person) of 4.9% or more of the Common Stock would not, as determined by the Board of Directors in its sole discretion, jeopardize, endanger or limit (in timing or amount) the availability to the Company of its Tax Benefits, at any time prior to the time at which the Company’s right of redemption expires pursuant to Section 23(a); provided, however, that such a Person will cease to be an “Exempted Person” and will become an “Acquiring Person” if the Board of Directors subsequently makes a contrary determination.

“Exempted Transaction” shall mean any transaction that the Board of Directors determines, in its sole discretion, is an “Exempted Transaction,” which determination shall be irrevocable.

“Expiration Date” shall have the meaning set forth in Section 7(a).

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“Final Expiration Date” shall have the meaning set forth in Section 7(a).

“Grandfathered Person” shall mean any Person who would otherwise be an Acquiring Person as of the date of this Agreement; provided, however, that such Person shall cease to be a “Grandfathered Person” at such time as the Beneficial Ownership of Common Stock of such Person increases without the Prior Written Approval of the Company, other than any increase pursuant to or as a result of (i) a reduction in the amount of Common Stock outstanding, (ii) any unilateral grant of any Common Stock by the Company, (iii) any issuance of Common Stock by the Company or any share dividend, share split or similar transaction effected by the Company in which all holders of Common Stock are treated equally or (v) any Exempted Transaction.

“OTCBB” shall have the meaning set forth in Section 11(d).

“Person” shall mean any individual, firm, limited liability company, corporation, partnership, trust or other entity and shall include any successor (by merger or otherwise) of such entity.

“Prior Written Approval of the Company” shall mean prior express written consent of the Company to the action in question, executed on behalf of the Company by a duly authorized officer of the Company following express approval by action of at least a majority of the Board of Directors.

“Purchase Price” shall have the meaning set forth in Section 4(a).

“Record Date” shall have the meaning set forth in the recitals of this Agreement.

“Redemption Price” shall have the meaning set forth in Section 23(a).

“Rights” shall have the meaning set forth in the recitals of this Agreement.

“Rights Agent” shall have the meaning set forth in the preamble of this Agreement.

“Rights Certificates” shall have the meaning set forth in Section 3(a).

“Rights Dividend Declaration Date” shall have the meaning set forth in the recitals of this Agreement.

“Section 382” shall mean Section 382 of the Code or any successor or replacement provision.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stock Acquisition Date” shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person indicating that an Acquiring Person has become such or such earlier date as a majority of the Board of Directors shall become aware of the existence of an Acquiring Person; provided that if a Person is determined to be an Exempted Person (and as a result such Person is not an Acquiring Person), then the Stock Acquisition Date that otherwise shall have occurred shall be deemed not to have occurred.

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“Subsidiary” shall mean, with reference to any Person, any corporation or other entity of which an amount of voting securities sufficient to elect at least a majority of the directors of such corporation or other entity is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

“Summary of Rights” shall have the meaning set forth in Section 3(b).

“Tax Benefits” shall mean NOLs, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers, foreign tax credit carryovers, any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Company or any of its Subsidiaries and any other attribute the benefit of which is subject to possible limitation under Section 382 or Section 383 of the Code.

“Trading Day” shall have the meaning set forth in Section 11(d).

“Treasury Regulations” shall mean the final, temporary and proposed regulations promulgated by the United States Department of the Treasury under the Code as amended or superseded from time to time.

“Trust” shall have the meaning set forth in Section 24(a).

“Trust Agreement” shall have the meaning set forth in Section 24(a).

Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions of this Agreement, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.

Section 3. Issue of Rights Certificates.

(a)         Until the Close of Business on the tenth Business Day after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) (such date being the “Distribution Date”), (x) the Rights will be evidenced by the certificates for the Common Stock registered in the names of the holders of the Common Stock (or, in the case of uncertificated Common Stock by the book-entry account that evidences record ownership of such Common Stock) (which certificates or book-entries for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates (or book entries) and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). Until the earlier of the Distribution Date or the Expiration Date, the surrender for transfer of any certificate representing shares of Common Stock (or, in the case of uncertificated shares of Common Stock, a transfer recorded in the book-entry accounts that evidence record ownership) in respect of which Rights have been issued shall also constitute the transfer of the Rights associated with such shares of Common Stock. The Company must promptly notify the Rights Agent of a Distribution Date and request its transfer agent to give the Rights Agent a stockholder list together with all other relevant information. As soon as practicable after the Rights Agent is notified of the Distribution Date and receives such information, the Rights Agent will send by first-class mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more Rights certificates, in substantially the form of Exhibit A (the “Rights Certificates”), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that any adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a)) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

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(b)         The Company will make available, as promptly as practicable, a copy of a Summary of Rights, in substantially the form attached as Exhibit B (the “Summary of Rights”), to any holder of Rights who may so request from time to time prior to the Expiration Date.

(c)         Rights shall be issued in respect of all shares of Common Stock which are issued (whether originally issued or from the Company’s treasury) after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date or, in certain circumstances provided in Section 22, after the Distribution Date. Certificates representing such shares of Common Stock shall also be deemed to be certificates for Rights, and shall bear a legend substantially in the following form:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in the Tax Benefit Rights Agreement between MMA Capital Management, LLC (the “Company”) and Broadridge Corporate Issuer Solutions, Inc. (the “Rights Agent”) dated as of _________________, 2015, as the same may be amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights (as defined in the Rights Agreement) will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who or which is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

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With respect to any book-entry shares of Common Stock, such legend shall be included in a notice to the record holder of such shares in accordance with applicable law. Until the earlier of (i) the Distribution Date or (ii) the Expiration Date, the Rights associated with the Common Stock represented by certificates or by book-entries that evidence record ownership shall be evidenced by such certificates and book-entries alone and registered holders of Common Stock shall also be the registered holders of the associated Rights, and the transfer of any of such Common Stock represented by such certificates or book-entries shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificates and book-entries. In the event the Company purchases or acquires any shares of Common Stock after the Record Date but prior to the Distribution Date, any Rights associated with such shares shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with shares of Common Stock that are no longer outstanding. The omission or failure to send notice of any legend described in this Section 3 shall not affect the status, validity or enforceability of any part of this Agreement or the rights of any holder of the Rights.

Section 4. Form of Rights Certificates.

(a)         The Rights Certificates (and the forms of election to purchase and of assignment to be printed on the reverse thereof) shall each be substantially in the form set forth in Exhibit A and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Section 11 and Section 22, the Rights Certificates, whenever distributed, shall be dated as of the Record Date or, in the case of Rights with respect to shares of Common Stock issued or becoming outstanding after the Record Date, the same date as the date of the stock certificate (or, with respect to uncertificated shares of Common Stock, dated the date of issuance of the shares indicated in the books of the registrar and transfer agent) evidencing such shares, and on their face shall entitle the holders thereof to purchase one share of Common Stock for each share of Common Stock represented by such stock certificate at the price set forth therein (such exercise price per one share of Common Stock, the “Purchase Price”), but the amount of securities purchasable upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment from time to time as provided in Section 11.

(b)         Any Rights Certificate issued pursuant to Section 3(a) or Section 22 that represents Rights beneficially owned by any Person known to be: (i) an Acquiring Person or any Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person (or any Affiliate or Associate thereof) to holders of equity interests in such Acquiring Person (or any Affiliate or Associate thereof) or to any Person with whom such Acquiring Person (or any Affiliate or Associate thereof) has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board of Directors has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect avoidance of Section 7(e), and any Rights Certificate issued pursuant to Section 6 or Section 11 upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:

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The Rights represented by this Rights Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). Accordingly, this Rights Certificate and the Rights represented hereby may become null and void in the circumstances specified in Section 7(e) of such Agreement.

The absence of the foregoing legend on any Rights Certificate shall in no way affect any of the other provisions of this Agreement, including the provisions of Section 7(e).

Section 5. Countersignature and Registration.

(a)         Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, its President or any Vice President, either manually or by facsimile signature, and shall have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. Rights Certificates shall be countersigned manually or by facsimile signature by the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed or attested any of the Rights Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Rights Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed or attested such Rights Certificates had not ceased to be such officer of the Company; and any Rights Certificates may be signed or attested on behalf of the Company by any person who, at the actual date of the execution of such Rights Certificate, shall be a proper officer of the Company to sign or attest such Rights Certificate, although at the date of the execution of this Rights Agreement any such person was not such an officer.

(b)         Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal office or offices designated as the appropriate place for surrender of Rights Certificates upon exercise or transfer, books for registration and transfer of the Rights Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Rights Certificates, the number of Rights evidenced on its face by each of the Rights Certificates and the certificate number and the date of each of the Rights Certificates.

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Section 6. Transfer, Split Up, Combination and Exchange of Rights Certificates; Mutilated, Destroyed, Lost or Stolen Rights Certificates.

(a)         Subject to the provisions of Section 4(b), Section 7(e) and Section 14, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the Expiration Date, any Rights Certificate or Certificates (other than Rights Certificates representing Rights that have become null and void pursuant to Section 7(e) or that have been exchanged pursuant to Section 24) may be transferred, split up, combined or exchanged for another Rights Certificate or Certificates, entitling the registered holder to purchase a like number of shares of Common Stock (or, if applicable, other securities, cash or other assets, as the case may be) as the Rights Certificate or Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Rights Certificate or Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Rights Certificate or Certificates to be transferred, split up, combined or exchanged at the principal office or offices of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Rights Certificate until the registered holder shall have completed and signed the certificate contained in the form of assignment on the reverse side of such Rights Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request. Thereupon the Rights Agent shall, subject to Section 4(b), Section 7(e), Section 14 and Section 24, countersign and deliver to the Person entitled thereto a Rights Certificate or Rights Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Rights Certificates.

(b)         Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a valid Rights Certificate, and, in case of loss, theft or destruction, of indemnity or security satisfactory to them, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Rights Certificates if mutilated, the Company will prepare, execute and deliver a new Rights Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Rights Certificate so lost, stolen, destroyed or mutilated.

Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.

(a)         Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a)) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or, if applicable, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on May 5, 2020 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which such Rights are exchanged pursuant to Section 24, (iv) the Close of Business on any date set by the Board of Directors following a determination by the Board that this Agreement is no longer necessary or desirable for the preservation of Tax Benefits, and (v) the Close of Business on the first day of a taxable year of the Company to which the Board of Directors determines that no Tax Benefits may be carried forward (the earliest of (i), (ii), (iii), (iv), and (v) being herein referred to as the “Expiration Date”).

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(b)         The Purchase Price for each share of Common Stock pursuant to the exercise of a Right shall initially be $.01, and shall be subject to adjustment from time to time as provided in Section 11 and shall be payable in accordance with paragraph (c) below.

(c)         Upon receipt of a Rights Certificate representing exercisable Rights, with the form of election to purchase and the certificate properly completed and duly executed, accompanied by payment, with respect to each Right so exercised, of the Purchase Price per one share of Common Stock (or other securities, cash or other assets, as the case may be) to be purchased as set forth below and an amount equal to any applicable transfer tax required to be paid by the holder of the Rights Certificate in accordance with Section 9(e), the Rights Agent shall, subject to Section 20(k), thereupon promptly (i) (A) requisition from any transfer agent of the shares of Common Stock (or make available, if the Rights Agent is the transfer agent for such shares) certificates for the total number of shares of Common Stock to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the total number of shares of Common Stock issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing such number of shares of Common Stock as are to be purchased (in which case certificates for the shares of Common Stock represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company will direct the depositary agent to comply with such request, (ii) requisition from the Company the amount of cash, if any, to be paid in lieu of fractional shares in accordance with Section 14, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, and (iv) after receipt thereof, deliver such cash, if any, to or upon the order of the registered holder of such Rights Certificate. The payment of the Purchase Price (as such amount may be adjusted pursuant to Section 11(a)(iii)) shall be made in cash or by certified bank check or bank draft payable to the order of the Company. In the event that the Company is obligated to issue other securities of the Company, pay cash and/or distribute other property pursuant to Section 11(a), the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when necessary to comply with the terms of this Agreement.

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(d)         In case the registered holder of any Rights Certificate shall exercise less than all the Rights evidenced thereby, a new Rights Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder, subject to the provisions of Section 14.

(e)         Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of a Stock Acquisition Date, any Rights beneficially owned by (i) an Acquiring Person or an Associate or Affiliate of an Acquiring Person, (ii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any such Associate or Affiliate) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person (or any Affiliate or Associate thereof) to holders of equity interests in such Acquiring Person (or any Affiliate or Associate thereof) or to any Person with whom the Acquiring Person (or any Affiliate or Associate thereof) has any continuing agreement, arrangement or understanding, whether or not in writing, regarding the transferred Rights or (B) a transfer which the Board of Directors has determined is part of an agreement, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall notify the Rights Agent when this Section 7(e) applies and shall use all reasonable efforts to ensure that the provisions of this Section 7(e) and Section 4(b) are complied with, but neither the Company nor the Rights Agent shall have any liability to any holder of Rights Certificates or other Person as a result of the Company’s failure to make any determinations with respect to an Acquiring Person or any of its Affiliates, Associates or transferees hereunder.

(f)         Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) properly completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Rights Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request.

Section 8. Cancellation and Destruction of Rights Certificates. All Rights Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Rights Certificates shall be issued in lieu thereof, except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificates purchased or acquired by the Company otherwise than upon the exercise thereof. Subject to applicable law and regulation, the Rights Agent shall maintain in a retrievable database electronic records of all cancelled or destroyed stock certificates which have been canceled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records or physical records for the time period required by applicable law and regulation. Upon written request of the Company (and at the expense of the Company), the Rights Agent shall provide to the Company or its designee copies of such electronic records or physical records relating to rights certificates cancelled or destroyed by the Rights Agent.

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Section 9. Reservation and Availability of Capital Stock.

(a)         The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock or out of its authorized and issued shares held in its treasury, the number of shares of Common Stock (and, if applicable, other securities) that, as provided in this Agreement, including Section 11(a)(iii), will be sufficient to permit the exercise in full of all outstanding Rights.

(b)         So long as the shares of Common Stock (and, if applicable, other securities) issuable and deliverable upon the exercise of the Rights may be listed on any national securities exchange, the Company shall use commercially reasonable efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed on such exchange, upon official notice of issuance upon such exercise.

(c)         The Company shall use commercially reasonable efforts to (i) prepare and file, as soon as practicable following the earliest date after the first occurrence of a Distribution Date on which the consideration to be delivered by the Company upon exercise of the Rights has been determined in accordance with Section 11(a)(iii), a registration statement under the Securities Act with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities, and (B) the Expiration Date. The Company will also take such action as may be appropriate under, or to ensure compliance with, the securities or “blue sky” laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time not to exceed ninety (90) days after the date set forth in clause (i) of the first sentence of this Section 9(c), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. In addition, if the Company shall determine that a registration statement is required following the Distribution Date, the Company may temporarily suspend (and shall give the Rights Agent prompt notice thereof) the exercisability of Rights until such time as a registration statement has been declared effective. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification or exemption in such jurisdiction shall not have been obtained, the exercise thereof shall not be permitted under applicable law or a registration statement shall not have been declared effective.

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(d)         The Company covenants and agrees that it will take all such actions as may be necessary to ensure that all shares of Common Stock (and, if applicable, other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and non-assessable.

(e)         The Company further covenants and agrees that it will pay, when due and payable, any and all transfer taxes and governmental charges which may be payable in respect of the issuance or delivery of the Rights Certificates and of any certificates for shares of Common Stock (or other securities, as the case may be) upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Rights Certificates to a Person other than, or the issuance or delivery of shares of Common Stock (or other securities, as the case may be) in respect of a name other than that of, the registered holder of the Rights Certificates evidencing Rights surrendered for exercise or to issue or deliver any certificates for shares of Common Stock (or other securities, as the case may be) in a name other than that of the registered holder upon the exercise of any Rights until such tax shall have been paid (any such tax being payable by the holder of such Rights Certificate at the time of surrender) or until it has been established to the Company’s satisfaction that no such tax is due.

Section 10. Record Date. Each Person in whose name any certificate for shares of Common Stock (or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of such shares of Common Stock (or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and all applicable transfer taxes) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Stock (or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares (fractional or otherwise) on, and such certificate shall be dated, the next succeeding Business Day on which the Common Stock (or other securities, as the case may be) transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Rights Certificate shall not be entitled to any rights of a stockholder of the Company with respect to shares or other securities for which the Rights shall be exercisable, including the right to vote, to receive dividends or other distributions or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

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Section 11. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. The Purchase Price, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

(a)         (i)         In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, or (C) combine the outstanding Common Stock into a smaller number of shares, except as otherwise provided in this Section 11(a) and Section 7(e), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of Common Stock or other securities, as the case may be, issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive, upon payment of the Purchase Price then in effect, the aggregate number and kind of shares of Common Stock or other securities, as the case may be, which, if such Right had been exercised immediately prior to such date and at a time when the Common Stock transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification.

         (ii)         [Intentionally Omitted]

         (iii)         In the event that the number of shares of Common Stock which are authorized by the Company’s amended and restated certificate of formation and operating agreement but not outstanding or reserved for issuance for purposes other than upon exercise of the Rights, is not sufficient to permit the exercise in full of the Rights in accordance with this Agreement, the Board of Directors shall authorize for issuance sufficient additional shares of Common Stock to provide for the exercise in full of the Rights. The Company shall have the right to extend the Distribution Date by up to thirty (30) days to allow the Board of Directors to suspend the exercisability of the Rights for a period of up to thirty (30) days in order to provide for the authorization of additional shares. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect (with prompt notice of such announcements to the Rights Agent).

(b)         In case the Company shall fix a record date for the issuance of rights (other than the Rights), options or warrants to all holders of Common Stock entitling them to subscribe for or purchase (for a period expiring within forty-five (45) calendar days after such record date) Common Stock (or shares having the same rights, privileges and preferences as the shares of Common Stock (“Equivalent Stock”)) or securities convertible into Common Stock or Equivalent Stock at a price per share of Common Stock or per share of Equivalent Stock (or having a conversion price per share, if a security convertible into Common Stock or Equivalent Stock) less than the Current Market Price (as determined pursuant to Section 11(d)) per share of Common Stock on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such record date, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock and/or Equivalent Stock so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date, plus the number of additional shares of Common Stock and/or Equivalent Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid by delivery of consideration part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Shares of Common Stock owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

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(c)         In case the Company shall fix a record date for a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness, cash (other than a regular periodic cash dividend out of the earnings or retained earnings of the Company), assets (other than a dividend payable in Common Stock, but including any dividend payable in stock other than Common Stock) or subscription rights or warrants (excluding those referred to in Section 11(b)), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Current Market Price (as determined pursuant to Section 11(d)) per share of Common Stock on such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights) of the portion of the cash, assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to a share of Common Stock and the denominator of which shall be such Current Market Price (as determined pursuant to Section 11(d)) per share of Common Stock. Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Purchase Price shall be adjusted to be the Purchase Price which would have been in effect if such record date had not been fixed.

(d)         For the purpose of any computation hereunder, the “Current Market Price” per share of common stock (or similar equity interest) of an issuer (including the Company) on any date shall be deemed to be the average of the daily closing prices per share of such common stock (or other security) for the thirty (30) consecutive Trading Days immediately prior to but not including such date; provided, however, that in the event that the Current Market Price per share of common stock (or other security) of an issuer (including the Company) is determined during a period following the announcement by the issuer of such common stock (or other security) of (A) a dividend or distribution on such common stock (or other security) payable in shares of such common stock (or other security) or securities convertible into shares of such common stock (or other security) (other than the Rights), or (B) any subdivision, combination or reclassification of such common stock (or other security), and the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification shall not have occurred prior to the commencement of the requisite thirty (30) Trading Day period, as set forth above, then, and in each such case, the “Current Market Price” shall be properly adjusted to take into account any trading during the period prior to such ex-dividend date or record date. The closing price per share of common stock (or other security) of an issuer for each day shall be the last sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ or, if such shares of common stock (or other security) are not listed or admitted to trading on the NASDAQ, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares of common stock (or other security) are listed or admitted to trading or, if such shares of common stock (or other security) are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the OTC Bulletin Board service (the “OTCBB ”) or such other quotation system then in use, or, if on any such date such shares of common stock (or other security) are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such common stock (or other security) selected by the Board of Directors. If on any such date no market maker is making a market in such common stock (or other security), the fair value of such shares on such date as determined in good faith by the Board of Directors shall be used. The term “Trading Day” shall mean a day on which the principal national securities exchange on which shares of an issuer’s common stock (or other security) are listed or admitted to trading is open for the transaction of business or, if such shares of common stock (or other security) are not listed or admitted to trading on any national securities exchange, a Business Day. If an issuer’s shares of common stock (or other security) are not publicly held or not so listed or traded, “Current Market Price” per share shall mean the fair value per share as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.

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(e)         Anything herein to the contrary notwithstanding, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Purchase Price; provided , however , that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one hundredth of a share of Common Stock or of any other share or security, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three (3) years from the date of the transaction which mandates such adjustment, or (ii) the Expiration Date.

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(f)         [Intentionally Omitted]

(g)         All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, one share of Common Stock purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h)         Unless the Company shall have exercised its election as provided in Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of shares of Common Stock (calculated to the nearest one-hundredth) obtained by (i) multiplying (x) the number of shares covered by a Right immediately prior to this adjustment, by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price, and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(i)         The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in lieu of any adjustment in the number of shares of Common Stock purchasable upon the exercise of a Right. Each of the Rights outstanding after the adjustment in the number of Rights shall be exercisable for the number of shares of Common Stock for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one-hundredth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement (with prompt notice thereof to the Rights Agent) of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Rights Certificates have been issued, shall be at least ten (10) days later than the date of the public announcement. If Rights Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Rights Certificates on such record date Rights Certificates evidencing, subject to Section 14, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Rights Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Rights Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Rights Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Rights Certificates on the record date specified in the public announcement.

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(j)         Irrespective of any adjustment or change in the Purchase Price or the number of shares of Common Stock issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Purchase Price per share of Common Stock and the number of shares which were expressed in the initial Rights Certificates issued hereunder.

(k)         Before taking any action that would cause an adjustment reducing the Purchase Price below the then stated value, if any, of a share of Common Stock issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Purchase Price.

(l)         In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of shares of Common Stock and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the number of shares of Common Stock and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment (and shall provide the Rights Agent prompt notice of such election); provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares (fractional or otherwise) or securities upon the occurrence of the event requiring such adjustment.

(m)         Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that the Board of Directors, in its good faith judgment, shall determine to be advisable in order that any (i) consolidation or subdivision of the Common Stock, (ii) issuance wholly for cash of any shares of Common Stock at less than the Current Market Price, (iii) issuance wholly for cash of shares of Common Stock or securities which by their terms are convertible into or exchangeable for shares of Common Stock, (iv)  stock dividends or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Common Stock shall not be taxable to such stockholders.

(n)         The Company covenants and agrees that it shall not, at any time after the Distribution Date, (i) consolidate with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), (ii) merge with or into any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), or (iii) sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of related transactions, assets, cash flow or earning power aggregating more than fifty percent (50%) of the assets, cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(o)), if at the time of or immediately after such consolidation, merger, sale or transfer there are any rights, warrants or other instruments or securities outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights and by this Agreement.

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(o)         The Company covenants and agrees that, after the Distribution Date, it will not, except as permitted by Section 23, Section 24 or Section 27, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights and by this Agreement.

(p)         In the event that the Company shall at any time after the Rights Dividend Declaration Date and prior to the Distribution Date (i) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, the number of Rights associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date, shall be likewise adjusted so that the number of Rights thereafter associated with each share of Common Stock shall be the same as the number of Rights per share of Common Stock outstanding immediately prior to the occurrence of such event.

Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Section 11, the Company shall (a) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts and computations accounting for such adjustment, (b) promptly file with the Rights Agent, and with each transfer agent for the Common Stock, a copy of such certificate, and (c) if a Distribution Date has occurred, mail a brief summary thereof to each holder of a Rights Certificate in accordance with Section 26. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such certificate.

Section 13. [Reserved].

Section 14. Fractional Rights and Fractional Shares.

(a)         The Company shall not be required to issue fractions of Rights, except prior to the Distribution Date as provided in Section 11, or to distribute Rights Certificates which evidence fractional Rights. Following a Distribution Date, in lieu of such fractional Rights, there shall be paid to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price of the Rights for any day shall be the last sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ Stock Market or, if the Rights are not listed or admitted to trading on the NASDAQ Stock Market, as reported to the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading, or if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by OTCBB or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors. If on any such date no such market maker is making a market in the Rights the fair value of the Rights on such date as determined in good faith by the Board of Directors shall be used.

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(b)         The Company shall not at any time be required to issue fractions of shares of Common Stock upon exercise of the Rights or to distribute certificates which evidence fractional shares of Common Stock. In lieu of fractional shares of Common Stock, the Company shall pay to the registered holders of Rights Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the Current Market Price of one share of Common Stock.

(c)         The holder of a Right by the acceptance of the Rights expressly waives any right to receive any fractional Rights or any fractional shares upon exercise of a Right.

(d)         Whenever a payment for fractional Rights or fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payment and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments.

Section 15. Rights of Action. All rights of action in respect of this Agreement, other than rights of action vested in the Rights Agent pursuant to the terms of this Agreement, are vested in the respective registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock); and any registered holder of any Rights Certificate (or, prior to the Distribution Date, of the Common Stock), without the consent of the Rights Agent or of the holder of any other Rights Certificate (or, prior to the Distribution Date, of the Common Stock), may, in such holder’s own behalf and for such holder’s own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, such holder’s right to exercise the Rights evidenced by such Rights Certificate in the manner provided in such Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and shall be entitled to specific performance of the obligations hereunder and injunctive relief against actual or threatened violations of the obligations hereunder of any Person subject to this Agreement.

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Section 16. Agreement of Rights Holders. Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every holder of a Right that:

(a)         prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of Common Stock;

(b)         after the Distribution Date, the Rights Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office or offices of the Rights Agent designated for such purposes, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate forms and certificates fully executed;

(c)         subject to Section 6(a) and Section 7(f), the Company and the Rights Agent may deem and treat the person in whose name a Rights Certificate (or, prior to the Distribution Date, the associated Common Stock certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Rights Certificates or the associated Common Stock certificates, if any, made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 7(e), shall be required to be affected by any notice to the contrary; and

(d)         notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree, judgment or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company shall use commercially reasonable efforts to have any such order, decree, judgment or ruling lifted or otherwise overturned as soon as possible.

Section 17. Rights Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose to be the holder of the number of shares of Common Stock or any other securities of the Company which may at any time be issuable upon the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Rights Certificate shall have been exercised in accordance with the provisions hereof.

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Section 18. Concerning the Rights Agent.

(a)         The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and disbursements and other disbursements incurred in the preparation, negotiation, execution, delivery and amendment of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the reasonable costs and expenses of defending against any claim of liability.

(b)         The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Agreement in reliance upon any Rights Certificate or certificate for Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20.

Section 19. Merger or Consolidation or Change of Name of Rights Agent.

(a)         Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided , however , that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at the time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

(b)         In case at any time the name of the Rights Agent shall be changed, and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case, at that time, any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

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Section 20. Duties of Rights Agent. The Rights Agent undertakes only the duties and obligations expressly imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:

(a)         Before the Rights Agent acts or refrains from acting, the Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)         Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including the identity of any Acquiring Person and the determination of “Current Market Price”) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any of the Chairman of the Board, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)         The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.

(d)         The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Rights Certificates or be required to verify the same (except as to its countersignature on such Rights Certificates), but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e)         The Rights Agent shall not have any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Rights Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any adjustment required under the provisions of Section 11 or Section 24 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Rights Certificates after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Rights Certificate or as to whether any shares of Common Stock will, when so issued, be validly authorized and issued, fully paid and non-assessable.

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(f)         The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g)         The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the President, any Vice President, the Secretary, any Assistant Secretary or Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall incur no liability for or in respect of any action taken, suffered or omitted by it in good faith in accordance with instructions of any such officer.

(h)         The Rights Agent and any stockholder, director, Affiliate, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(i)         The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct; provided, however, that reasonable care was exercised in the selection and continued employment thereof.

(j)         No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(k)         If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1 and/or 2 thereof, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.

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Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice in writing mailed to the Company, and to each transfer agent of the Common Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by any registered holder of a Rights Certificate (who shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (i) a Person organized and doing business under the laws of the United States or of the State of Maryland or the State of New York (or of any other state of the United States so long as such Person is authorized to do business in the State of Maryland or the State of New York), in good standing, having an office or agency in the State of Maryland or the State of New York, which is authorized under such laws to exercise stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100,000,000 or (ii) an Affiliate of such Person. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further reasonable assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates, which notice may be combined with a notice of removal. Failure to give any notice provided for in this Section 21 or any defect therein shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 22. Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Rights Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock following the Distribution Date and prior to the redemption or expiration of the Rights, the Company (a) shall, with respect to shares of Common Stock so issued or sold pursuant to the exercise of share options or under any employee plan or arrangement, granted or awarded prior to the Distribution Date, or upon the exercise, conversion or exchange of securities hereinafter issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board of Directors, issue Rights Certificates representing an appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

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Section 23. Redemption and Termination.

(a)         The Board of Directors may, at its option, at any time prior to the earlier of (i) the Close of Business on the tenth Business Day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Close of Business on the tenth Business Day following the Record Date), or (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $0.001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the “Current Market Price” of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish.

(b)         Immediately upon the action of the Board of Directors ordering the redemption of the Rights pursuant to Section 23(a), evidence of which shall have been filed with the Rights Agent and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. Promptly after the action of the Board of Directors ordering the redemption of the Rights, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to the Rights Agent and to all such holders at each holder’s last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.

Section 24. Exchange.

(a)         The Board of Directors may, at its option, at any time after any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 7(e)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the “Exchange Ratio”). Notwithstanding the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of fifty percent (50%) or more of the Common Stock then outstanding. Before effecting an exchange pursuant to this Section 24, the Board of Directors may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board of Directors shall then approve (the “Trust Agreement”). If the Board of Directors so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all or some (as designated by the Board of Directors) of the shares of Common Stock (or other securities) issuable pursuant to the exchange, and all or some (as designated by the Board of Directors) holders of Rights entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends paid or distributions made thereon after the date on which such shares are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement.

26

(b)         Immediately upon the action of the Board of Directors ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of any such Rights shall be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice (with prompt notice thereof to the Rights Agent) of any exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of Rights Certificates at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange will be effected pro rata based on the number of Rights (other than Rights which have become null and void pursuant to the provisions of Section 7(e)) held by each holder of Rights. Prior to effecting an exchange and registering shares of Common Stock (or such other securities) in any Person’s name, including any nominee or transferee of a Person, the Company may require (or cause the trustee of the Trust to require), as a condition thereof, that any holder of Rights provide evidence, including, without limitation, the identity of the Beneficial Owners thereof and their Affiliates and Associates (or former Beneficial Owners thereof and their Affiliates and Associates) as the Company shall reasonably request in order to determine if such Rights are null and void. If any Person shall fail to comply with such request, the Company shall be entitled conclusively to deem the Rights formerly held by such Person to be null and void pursuant to Section 7(e). The failure to give or receive the notice of exchange shall not affect the validity or enforceability of the exchange.

27

(c)         In any exchange pursuant to this Section 24, the Company, at its option, may substitute shares of Equivalent Stock for shares of Common Stock exchangeable for Rights, at the initial rate of one share of Equivalent Stock for each share of Common Stock.

(d)         In the event that there shall not be sufficient shares of Common Stock issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this Section 24, the Company shall take all such actions as may be necessary to authorize additional shares of Common Stock for issuance upon exchange of the Rights.

(e)         The Company shall not be required to issue fractions of shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of such fractional shares of Common Stock, there shall be paid to the registered holders of the Rights Certificates with regard to which such fractional shares of Common Stock would otherwise be issuable, an amount in cash equal to the same fraction of the Current Market Price of a whole share of Common Stock.

Section 25. Notice of Certain Events. In case the Company shall propose, at any time after the Distribution Date, (i) to pay any dividend payable in stock of any class to the holders of Common Stock or to make any other distribution to the holders of Common Stock (other than a regular periodic cash dividend out of earnings or retained earnings of the Company), or (ii) to offer to the holders of Common Stock rights or warrants to subscribe for or to purchase any additional shares of Common Stock or shares of stock of any class or any other securities, rights or options, or (iii) to effect any reclassification of its Common Stock (other than a reclassification involving only the subdivision of outstanding shares of Common Stock), or (iv) to effect any consolidation or merger into or with any other Person (other than a Subsidiary of the Company in a transaction which complies with Section 11(o)), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one transaction or a series of related transactions, of more than fifty percent (50%) of the assets, cash flow or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which complies with Section 11(o)), or (v) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to the Rights Agent and to each holder of a Rights Certificate, to the extent feasible and in accordance with Section 26, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the shares of Common Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least twenty (20) days prior to the record date for determining holders of the shares of Common Stock for purposes of such action, and in the case of any such other action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the shares of Common Stock, whichever shall be the earlier.

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Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) or by facsimile transmission as follows:

MMA Capital Management, LLC
621 E. Pratt Street, Suite 600
Baltimore MD 21202
Attention: Chief Executive Officer
Facsimile: (410) 727-5387

Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) or by facsimile transmission as follows:

Broadridge Corporate Issuer Solutions, Inc.

1717 Arch Street, Suite 1300
Philadelphia, Pennsylvania 19103
Attention: Reorganization Department
Facsimile: (215) 553-5402

Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate or to the holder of shares of Common Stock shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

Section 27. Supplements and Amendments. The Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights (a) prior to the Distribution Date, in any respect, and (b) on or after the Distribution Date, to make any changes that the Company may deem necessary or desirable (i) that shall not materially adversely affect the interests of the holders of Rights (other than the Acquiring Person, any Affiliate or Associate thereof or transferee of any Acquiring Person or any Affiliate or Associate thereof) or (ii)(A) in order to cure any ambiguity or (B) to correct or supplement any provision contained herein that may be inconsistent with any other provision herein or otherwise defective, including any change in order to satisfy any applicable law, rule or regulation. Any supplement or amendment authorized by this Section 27 shall be evidenced by a writing signed by the Company and the Rights Agent. The Rights Agent shall duly execute and deliver any supplement or amendment hereto requested by the Company in writing provided that the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment complies with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, immunities or obligations under this Agreement.

29

Section 28. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 29. Determination and Actions by the Board of Directors, etc. The Board of Directors, or a duly authorized committee thereof, shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors or to the Company, or as may be necessary or advisable in the administration of this Agreement, including the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, but not limited to, a determination to redeem or not redeem the Rights or to amend this Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other Persons, and (y) not subject the Board of Directors to any liability to the holders of the Rights or the Common Stock.

Section 30. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates and registered holders of the Common Stock any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates and registered holders of the Common Stock.

Section 31. Severability. If any term, provision, covenant or restriction of this Agreement or the Rights is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement and the Rights shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided , however , that notwithstanding anything in this Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors determines in its good faith judgment that severing the invalid language from this Agreement would adversely affect the purpose or effect of this Agreement, if the right of redemption set forth in Section 23 shall have expired, it shall be reinstated and shall not expire until the Close of Business on the tenth Business Day following the date of such determination by the Board of Directors.

Section 32. Governing Law; Submission to Jurisdiction. This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State. The Company and each holder of Rights hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if such court shall lack subject matter jurisdiction, the United States District Court for the District of Delaware, over any suit, action or proceeding arising out of or relating to this Agreement. The Company and each holder of Rights acknowledge that the forum designated by this Section 32 has a reasonable relation to this Agreement and to such Persons’ relationship with one another. The Company and each holder of Rights hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in this Section 32. The Company and each holder of Rights undertake not to commence any action subject to this Agreement in any forum other than the forum described in this Section 32. The Company and each holder of Rights agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such Persons.

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Section 33. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 34. Descriptive Headings; Interpretation. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

31

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

S-1

EXHIBIT A

FORM OF RIGHTS CERTIFICATE

Certificate No. R-____________________

NOT EXERCISABLE AFTER _________________, 2020 OR EARLIER IF REDEEMED OR EXCHANGED BY THE COMPANY. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $0.001 PER RIGHT, AND TO EXCHANGE ON THE TERMS SET FORTH IN THE TAX BENEFIT RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE TAX BENEFIT RIGHTS AGREEMENT, RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON (AS SUCH TERM IS DEFINED IN THE TAX BENEFIT RIGHTS AGREEMENT) AND ANY SUBSEQUENT HOLDER OF SUCH RIGHTS SHALL BECOME NULL AND VOID. THIS RIGHTS CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY SHALL BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF THE TAX BENEFIT RIGHTS AGREEMENT.

A-1

RIGHTS CERTIFICATE

MMA CAPITAL MANAGEMENT, LLC

This certifies that _________________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Tax Benefit Rights Agreement, dated as of May 5, 2015 (the “Rights Agreement”), between MMA Capital Management, LLC, a Maryland limited liability company (the “Company”), and Broadridge Corporate Issuer Solutions, Inc. (the “Rights Agent”), to purchase from the Company at any time prior to the Expiration Date (as defined in the Rights Agreement) at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one share of Common Stock, no par value per share, of the Company, at a purchase price of $.01 per one share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of _________________, 20_____, based on the Common Stock as constituted at such date. The Company reserves the right to require prior to the occurrence of a Stock Acquisition Date that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares will be issued.

Upon the occurrence of a Stock Acquisition Date as such term is defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person, Associate or Affiliate, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of a person who, after such transfer, became an Acquiring Person or an Affiliate or Associate of such Acquiring Person, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Stock Acquisition Date.

As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Preferred Stock or other securities which may be purchased upon the exercise of the Rights evidenced by this Rights Certificate are subject to modification and adjustment upon the happening of certain events, including a Person becoming an Acquiring Person.

This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the office of the Company and are also available upon written request to the Company.

A-2

This Rights Certificate, with or without other Rights Certificates, upon surrender at the principal office or offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of shares of Common Stock as the Rights evidenced by the Rights Certificates surrendered shall have entitled such holder to purchase. If this Rights Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may, in each case at the option of the Company, be (i) redeemed by the Company at its option at a redemption price of $0.001 per Right or (ii) exchanged in whole or in part for shares of Common Stock or other securities of the Company. Immediately upon the action of the Board of Directors of the Company authorizing redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

No fractional shares of Common Stock will be issued upon the exercise of any Right or Rights evidenced hereby but in lieu thereof a cash payment will be made as provided in the Rights Agreement.

No holder of this Rights Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of shares of Common Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or, to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.

This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned manually or by facsimile signature by the Rights Agent.

A-3

IN WITNESS WHEREOF, the proper officers of the Company and its corporate seal have hereto caused this Agreement to be duly executed.

Dated as of ______________, 20_____.

Attest:	MMA CAPITAL MANAGEMENT, LLC

By:	By:
Name:		Michael L. Falcone
Assistant Secretary		Chief Executive Officer

COUNTERSIGNED:

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

By:
Name:
Title:

A-4

[FORM OF REVERSE SIDE OF RIGHTS CERTIFICATE]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such

holder desires to transfer the Rights Certificate.)

FOR VALUE RECEIVED _________________________ hereby sells, assigns and transfers unto

_____________________________________________________________________________

______________________________________________________________________________

(Please print name and address of transferee)

this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint ________________________________ Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.

Dated:	, 20
Signature

Signature Medallion Guaranteed:

Certificate

The undersigned hereby certifies by checking the appropriate boxes that:

(1)         this Rights Certificate [ ] is [ ] is not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined pursuant to the Rights Agreement); and

(2)         after due inquiry and to the best knowledge of the undersigned, the undersigned [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who or which is, was or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:	, 20
Signature

Signature Medallion Guaranteed:

A-5

NOTICE

The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to exercise Rights represented by the Rights Certificate.)

TO:	MMA CAPITAL MANAGEMENT, LLC

The undersigned hereby irrevocably elects to exercise Rights represented by this Rights Certificate to purchase the shares of Common Stock issuable upon the exercise of the Rights (or such other securities of the Company or of any other person which may be issuable upon the exercise of the Rights) and requests that certificates for such shares (or other securities) be issued in the name of and delivered to:

Please insert social security

or other identifying number: _______________________________________

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

Please insert social security

or other identifying number: _______________________________________

(Please print name and address)

Dated:	, 20
Signature

Signature Medallion Guaranteed:

A-6

CERTIFICATE

The undersigned hereby certifies by checking the appropriate boxes that:

(1)         the Rights evidenced by this Rights Certificate [ ] are [ ] are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of an Acquiring Person (as such terms are defined pursuant to the Rights Agreement); and

(2)         after due inquiry and to the best knowledge of the undersigned, the undersigned [ ] did [ ] did not acquire the Rights evidenced by this Rights Certificate from any Person who or which is, was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated:	, 20
Signature

Signature Medallion Guaranteed:

NOTICE

The signature to the foregoing Election to Purchase and Certificate must correspond to the name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.

A-7

EXHIBIT B

SUMMARY OF RIGHTS TO PURCHASE COMMON STOCK

On May 5, 2015, the board of directors of MMA Capital Management, LLC (“we,” “us,” “MMA” as “the Company”) adopted a Section 382 stockholders rights plan and declared a dividend distribution of one right for each outstanding share of our common stock to stockholders of record at the close of business on May 15, 2015.  Each right entitles its holder, under the circumstances described below, to purchase from us one of a share of our Common Stock at an exercise price of $.01 per right, subject to adjustment. The description and terms of the rights are set forth in a Tax Benefit Rights Agreement between us and Broadridge Corporate Issuer Solutions, Inc. as rights agent.

The board of directors adopted the rights plan in an effort to protect shareholder value by attempting to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards (the “NOLs”) and certain other tax benefits to reduce potential future U.S. federal income tax obligations.  If the Company experiences an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated by the United States Department of the Treasury thereunder (the “Treasury Regulations”), its ability to fully utilize the NOLs and certain other tax benefits on an annual basis will be substantially limited, and the timing of the usage of the NOLs and such other benefits could be substantially delayed, which could therefore significantly impair the value of those benefits.

The rights plan is intended to act as a deterrent to any person or group, together with its affiliates and associates, being or becoming the beneficial owner of 4.9% or more of common stock (any such person or group, together with its affiliates and associates, is referred to as an “acquiring person”).  A person shall be deemed to be a “beneficial owner” of, and shall be deemed to “beneficially own,” any securities that such person is deemed to constructively own under Section 382 of the Code and the Treasury Regulations thereunder (including pursuant to the “option” rules of Treasury Regulation Section 1.382-4), that such person would be deemed to own together with any other persons as a single “entity” under Treasury Regulations Section 1.382-3(a)(1), or that otherwise would be aggregated with securities owned by such person pursuant to Section 382 of the Code and the Treasury Regulations thereunder.  The term “acquiring person” does not include:

•	the Company;

•	any subsidiary of the Company;

•	any employee benefit plan of the Company or of any subsidiary of the Company;

•	any person organized, appointed or established by the Company for or pursuant to the terms of any such plan;

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•	any grandfathered person (as defined below);

•	any exempted person (as defined below);

•	any person or group who becomes the beneficial owner of 4.9% or more of the outstanding common stock as a result of an “exempted transaction”; or

•	any person whom or which the board of directors in good faith determines has inadvertently acquired beneficial ownership of 4.9% or more of outstanding common stock, so long as such person promptly enters into, and delivers to the Company, an irrevocable commitment to divest as promptly as practicable, and thereafter divests as promptly as practicable a sufficient number of shares of common stock so that such person would no longer be a beneficial owner of 4.9% or more of outstanding common stock.

A stockholder who together with its affiliates and associates beneficially owned 4.9% or more of common stock as of May 5, 2015 is deemed not to be an “acquiring person,” so long as such stockholder does not acquire any additional shares of common stock without the prior written approval of the Company, other than pursuant to or as a result of (a) a reduction in the amount of common stock outstanding; (b) any unilateral grant of any common stock by the Company or (c) any issuance of common stock by the Company or any share dividend, share split or similar transaction effected by the Company in which all holders of common stock are treated equally.  Such a stockholder is a “grandfathered person” for purposes of the rights plan.

The board of directors of the Company may, in its sole discretion, exempt any person or group who would otherwise be an acquiring person from being deemed an acquiring person for purposes of the rights plan if it determines at any time prior to the time at which the rights are no longer redeemable that the beneficial ownership of such person would not jeopardize, endanger or limit (in timing or amount) the availability of the Company’s NOLs and other tax benefits.  Any such person or group is an “exempted person” under the rights plan.  The board of directors, in its sole discretion, may subsequently make a contrary determination and such person would then become an acquiring person.

An “exempted transaction” is a transaction that the board of directors determines is an exempted transaction and, unlike the determination of an exempted person, such determination is irrevocable.

Initially, the rights are associated with our common stock and evidenced by common stock certificates or, in the case of uncertificated shares of common stock, the book-entry records evidencing the common stock, and are transferable with and only with the underlying shares of common stock.  Subject to certain exceptions, the rights become exercisable and trade separately from the common stock only upon the “distribution date,” which occurs ten (10) business days following a public announcement (such date, the “stock acquisition date”) that an acquiring person at any time after the close of business on May 5, 2015 (the “measurement date”) has acquired, or obtained the right to acquire, beneficial ownership of 4.9% or more of our outstanding shares of common stock (unless, prior to the expiration of our right to redeem the rights, such person or group is determined by the board of directors to be an “exempted person,” in which case the stock acquisition date will be deemed not to have occurred.

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In addition, if our board of directors determines in good faith that a person became an acquiring person inadvertently and such person divests as promptly as practicable a sufficient number of shares of common stock so that such person would no longer be an acquiring person, then such person will not be deemed to be an acquiring person.

Until the distribution date, the surrender for transfer of any shares of common stock outstanding will also constitute the transfer of the rights associated with those shares.

As soon as practicable after the distribution date, separate certificates or book-entry statements will be mailed to holders of record of our common stock as of the close of business on the distribution date.  From and after the distribution date, the separate rights certificates or book-entry records alone will represent the rights.  Except as otherwise provided in the Tax Benefit Rights Agreement, only shares of common stock issued prior to the distribution date will be issued with rights.

The rights are not exercisable until the distribution date and, unless earlier redeemed or exchanged by us as described below, will expire upon the earliest of:

•	the close of business on May 5, 2020;

•	the time at which the rights are redeemed;

•	the time at which the rights are exchanged;

•	the close of business on the effective date of the repeal of Section 382 of the Code or any successor statute if the board of directors of the Company determines that the rights plan is no longer necessary or desirable for the preservation of certain tax benefits; or

•	the close of business on the first day of a taxable year of the Company to which our board of directors determines that certain tax benefits may not be carried forward.

In the event that a person or group becomes an acquiring person, each holder of a right (other than any acquiring person and certain related parties, whose rights automatically become null and void) will have the right to receive, upon exercise, one share of common stock for each whole share of common stock held by such holder, at a purchase price of $.01 per right exercised.  The rights may not be exercised following a stock acquisition date while the Company has the ability to cause the rights to be redeemed, as described later in this summary.

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The exercise price payable, and the number of shares of common stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, our common stock;

•	if holders of our common stock are granted certain rights, options or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock; or

•	upon the distribution to holders of our common stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price.  No fractional shares of common stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the common stock on the last trading day prior to the date of exercise.

In general, the Company may redeem the rights in whole, but not in part, at a price of $0.001 per right (subject to adjustment and payable in cash, common stock or other consideration deemed appropriate by our board of directors) at any time until ten (10) business days following a stock acquisition date.  Immediately upon the action of the board of directors authorizing any redemption, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

At any time after there is an acquiring person and prior to the acquisition by the acquiring person of 50% or more of the outstanding shares of our common stock, we may exchange the rights (other than rights owned by the acquiring person which will have become void), in whole or in part, at an exchange ratio of one share of common stock per right (subject to adjustment).

Until a right is exercised, its holder will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.  While the distribution of the rights will not result in the recognition of taxable income by us or our stockholders, stockholders may, depending upon the circumstances, recognize taxable income after a distribution date.

The Company and the rights agent may from time to time amend or supplement the Tax Benefit Rights Agreement without the consent of the holders of the rights.  After a distribution date, however, no amendment can materially adversely affect the interests of the holders of the rights (other than the acquiring person or any affiliate or associate thereof).

A copy of the Tax Benefit Rights Agreement is available free of charge from us. This description of the rights does not purport to be complete and is qualified in its entirety by reference to the Tax Benefit Rights Agreement, which is incorporated herein by reference.

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